Exhibit 10.1

AMENDMENT

TO THE

NEXTCURE, INC.

2015 OMNIBUS INCENTIVE PLAN

This Amendment (the “Amendment”) to the NextCure, Inc. 2015 Omnibus Incentive Plan, as amended on November 5, 2018 (the “Plan”), is adopted by NextCure, Inc., a Delaware corporation (the “Company”), to be effective as set forth below.

RECITALS

WHEREAS, Section 5.3 of the Plan allows the Board of Directors of the Company (the “Board”) to amend the Plan; and

WHEREAS, pursuant to resolutions of the Board, dated September 30, 2021, the Board has approved an amendment to the Plan, as set forth herein and delegated authority to the undersigned officer to execute such amendment.

NOW, THEREFORE, the Plan is hereby amended, effective September 30, 2021, by replacing the last sentence of Section 10 with the following sentence:

 “In addition, to the extent the Award Agreement so provides or as otherwise provided by the Company (or, in the case of a Grantee subject to Section 16 of the Exchange Act, the Committee), payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock or Stock Units may be made in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, by cashless exercise procedure or by tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, this 30th day of September 2021.

NextCure, Inc.

By:

/s/ Steven P. Cobourn
Steven P. Cobourn
Chief Financial Officer